Exhibit 10.25

CONSULTING EMPLOYEE AGREEMENT
This Consulting Employee Agreement (this “Agreement”), dated effective as of January 1, 2013 (the “Effective Date”), is made by and between Liberty Media Corporation, a Delaware corporation f/k/a Liberty CapStarz, Inc., f/k/a Liberty Splitco, Inc. (the “Company”), and Charles Y. Tanabe (“Counsel”).
In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Employer (as defined below) and Counsel agree as follows:

1.	Definitions.
(a)“Affiliate” means as to any Person, any other Person Controlling, Controlled by or under common Control with such first Person; and “Control” (including the correlative terms “Controlling” and “Controlled”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(b)“Applicable Companies” means Employer, Liberty Interactive Corporation, and any other Person to which Counsel is then providing services at the direction of Employer as contemplated by Section 3(a), as well as their respective Subsidiaries.
(c)“Cause” means: (i) Counsel's willful failure to follow the lawful instructions of the Board of Directors of Employer (the “Board”) or Employer's chief executive officer or general counsel; (ii) the commission by Counsel of any fraud, misappropriation or other serious misconduct in relation to an Applicable Company or an Affiliate of an Applicable Company; (iii) Counsel's conviction of, or plea of guilty or nolo contendere to, a felony; or (iv) Counsel's failure to comply in any material respect with this Agreement or any other agreement between Counsel, on the one hand, and an Applicable Company or an Affiliate of an Applicable Company, on the other. Notwithstanding anything contained herein to the contrary, Counsel's employment with Employer may not be terminated for Cause pursuant to clause (i), (ii) or (iv) above unless (A) the decision is made by a majority of the Board at a Board meeting where Counsel had an opportunity to be heard; (B) Employer provides Counsel with written notice of the Board' s decision to terminate Counsel's employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (C) if such act or failure to act is determined by the Board to be capable of being cured, Counsel fails to cure any such act or failure to act to the reasonable satisfaction of the Board within ten days after such notice. For purposes of this Agreement, no act or failure to act, on the part of Counsel, will be considered “willful” unless it is done, or omitted to be done, by Counsel in bad faith and without reasonable belief that Counsel's action or omission was legal, proper, and in the best interests of Employer or another Applicable Company, as applicable. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the board of directors of an Applicable Company or based upon the advice of counsel (which counsel is a licensed attorney or firm of attorneys other than Counsel) for Employer or another Applicable Company will be conclusively presumed to be done, or omitted to be done, by Counsel in good faith and in the best interests of Employer or such other Applicable Company.

(d)“Employer” means the Company or such other entity to which this Agreement is hereafter assigned in accordance with Section 6.
(e)“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
(f)“Separation” means Counsel's “separation from service” from Employer as defined in Treasury Regulation Section 1.409A-1(h).
(g) “Subsidiary” means with respect to any Person, any other Person Controlled by such Person.
2.Services to be Rendered by Counsel. Subject to the terms of this Agreement, during the Term, Counsel will be an employee of each of Employer and Liberty Interactive Corporation and will provide legal advice and counsel to Employer and Liberty Interactive Corporation and their respective Subsidiaries, as requested by the chief executive officer or general counsel of Employer, but not to exceed 20 hours per month in the aggregate. As a part-time employee Counsel is not prohibited from engaging in additional activities, including (i) serving on corporate and civic boards and committees, (ii) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, (iii) managing personal and family investment and business activities, and (iv) other activities, including for profit, not inconsistent with Employer's policies.
3.Salary, Benefits, Expenses and Equity Grants.
(a)Salary. For all services that Counsel renders to, or at the direction of, Employer pursuant to this Agreement, including in respect of the other Applicable Companies, Counsel's base salary is $60,000 per annum during the Term (as may be adjusted, the “Base Salary”).
(b)Benefits. During the Term, Counsel, his spouse/domestic partner and his children who are under 26 years of age, if applicable, will be entitled to participate in all employee benefits plans and programs of Employer for which Counsel meets the eligibility requirements under such plans and programs as in effect from time to time, with participation where applicable to be based on Counsel's Base Salary.
(c)Vacation. During the Term, Counsel will be entitled to paid vacation and/or paid time off in accordance with the plans, policies, programs and practices of Employer provided generally to other senior executives of Employer.
(d)Perquisites. During the Term, Employer will provide Counsel with those perquisites and other personal benefits provided by Employer from time to time to its senior executive officers during the Term.
(e)Business Expenses. Employer will promptly pay or reimburse Counsel for reasonable expenses incurred in connection with Counsel's employment in accordance with Employer's standard policies and practices as in effect from time to time.

(f)Code Section 409A Timing of Reimbursements. All reimbursements under this Agreement, including Section 3(e), will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred. Additionally, reimbursements or in-kind benefits made or provided to Counsel during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year and no such reimbursements or in-kind benefits will be subject to liquidation or exchange for another benefit.
4.Term of Agreement.
(a)Term. The term of this Agreement (the “Term”) will commence on January 1, 2013 and will continue through December 31, 2014, unless earlier terminated pursuant to Section 4(c) below or extended pursuant to Section 4(b) below.
(b)Extension of Term. If Employer desires to extend the Term through December 31, 2015, it will send written notice to Counsel offering such extension (an “Extension Offer”) not later than November 1, 2014. Counsel shall notify Employer not later than December 31, 2014 regarding whether Counsel desires to accept the Extension Offer. Counsel will be deemed for all purposes to have declined the Extension Offer if Counsel fails to affirmatively accept the Extension Offer in writing on or before December 31, 2014.
(c)Termination. This Agreement may be terminated at any time, including during any extension of the Term, upon at least 30 days' prior written notice by the Company to Counsel or by Counsel to the Company and may be terminated by the Company at any time for Cause. Upon termination of this Agreement for any reason, Counsel shall be entitled to receive on Employer's next regularly scheduled payroll date (or earlier if required by applicable law) any Base Salary earned but unpaid as of the date of Separation. Amounts that are vested benefits or that Counsel is otherwise entitled to receive under any plan, policy or program of Employer or an Affiliate at or subsequent to a Separation will be payable in accordance with such plan, policy or program, except as explicitly modified by this Agreement.
5.Confidential Information. Counsel will not, during or after the Term, without the prior express written consent of Employer, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform Counsel's duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute Counsel's rights against Employer or its Affiliates or to defend himself against any allegations). Counsel will also proffer to Employer, no later than the effective date of any termination of Counsel's engagement with Employer for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Counsel's actual or constructive possession or which are subject to Counsel's control at such time. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of an Applicable Company or any Affiliate of an Applicable Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of an Applicable Company or any Affiliate of an Applicable Company. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Counsel's breach of any of his obligations under this Section). If Counsel is in breach of any of the provisions of this Section 5 or if any such breach is threatened by Counsel, in addition to and without limiting or waiving any other rights or remedies available to Employer at law or in equity, Employer shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5. Counsel agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, Counsel will not use as a defense thereto that there is an adequate remedy at law.
6.Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by Counsel, Employer, Counsel's and Employer's respective successors and assigns and Counsel's estate, heirs and legal representatives (as applicable). Without the consent of Counsel, Employer may assign this Agreement to Liberty Interactive Corporation or to Liberty Spinco, Inc. (“Splitco”) or any other successor to Employer, whereupon the references in this Agreement to “Employer” will become references to Splitco or such other successor, as applicable. For the avoidance of doubt, no such assignment shall be treated as a termination of Counsel's employment with the assignor for purposes of this Agreement.
7.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel

To Counsel:	at the address listed in the Company's personnel records and by email at

8.	General Provisions.
(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(b)Entire Agreement. This Agreement, together with the Agreement Regarding LMC Awards dated as of the Effective Date between the Company and Counsel and the Indemnification Agreements between any of the Applicable Companies and Counsel, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any non-binding term sheets addressing potential provisions of this agreement.
(c)No Strict Construction; headings. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.
(d)Counterparts. This Agreement may be executed and delivered in separate counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.
(e)Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, applied without reference to principles of conflict of laws.
(f)Compliance with Code Section 409A. To the extent that the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the parties intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. Counsel will cooperate with Employer in taking such actions as Employer may reasonably request to assure that this Agreement will meet the requirements of Section 409A of the Code and any regulations promulgated thereunder. In no event will the Applicable Companies be liable for any additional tax, interest or penalties that may be imposed on Counsel under Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.
(g)Amendment and Waiver. The provisions of this Agreement may be amended only by a writing signed by Employer and Counsel. No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default.
(h)Withholding. All payments to Counsel under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.

(i)Survival. Obligations of Counsel and Employer existing as of the date of Separation or expiration of the Term that have not been fully performed or that by their nature would be intended to survive a Separation or expiration will survive and continue in effect in accordance with their terms.
(j)Arbitration. Except as provided in Section 5, any controversy, claim or dispute arising out of or in any way relating to this Agreement (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both Counsel and Employer acknowledge that they are relinquishing their right to a jury trial. Counsel and Employer agree that arbitration will be the exclusive method for resolving disputes arising out of or related to Counsel's employment with Employer.
The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration will be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to Employer and Counsel as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.
If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by Employer, provided that Counsel will be required to pay the amount of filing fees equal to that which Counsel would be required to pay to file an action in a Colorado state court. Each party will pay its own attorneys' fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Employee Agreement to be effective as of the Effective Date.

LIBERTY MEDIA CORPORATION

By:        /s/ Richard N. Baer
Name:     Richard N. Baer
Title:        Senior Vice President

COUNSEL:

/s/ Charles Y. Tanabe
Charles Y. Tanabe